UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                        SEC FILE NUMBER: 0-26525
                                                              CUSIP NUMBER: NONE

                                  FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): |X|  Form 10-KSB  |_|  Form 20-F   |_|  Form 11-K    |_|  Form 10-Q
             |_|   Form 10-D  |_|  Form N-SAR   |_|   Form N-CSR

                           For Period Ended:    December 31, 2004

                  |_|   Transition Report on Form 10-K
                  |_|   Transition Report on Form 20-F
                  |_|   Transition Report on Form 11-K
                  |_|   Transition Report on Form 10-Q
                  |_|   Transition Report on Form N-SAR
                  For the Transition Period Ended: ___________________________

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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION

Breda Telephone Corp.
Full Name of Registrant

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Former Name if Applicable

112 East Main, P.O. Box 190
Address of Principal Executive Office (Street and Number)

Breda, Iowa 51436
City, State and Zip Code

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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
|X| N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail why Form 10-KSB, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The audited financial statements of Breda Telephone Corp. cannot be completed prior to the prescribed due date for the Form 10-KSB, primarily due to the fact that Breda Telephone Corp. has been advised that it will not receive the audited financial statements and other audit records for certain limited partnerships in which Breda Telephone Corp. or one of its subsidiaries are a limited partner, and that are in turn utilized in the completion of Breda Telephone Corp.'s audited financial statements.

PART IV--OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

                    Robert Boeckman             712             673-8101
                        (Name)              (Area Code)   (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes |X| No |_|

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      (3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

            If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              Breda Telephone Corp.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 30, 2005                   By /s/ Robert Boeckman
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                                         Robert Boeckman, Chief Operations
                                         Officer and Co-Chief Executive Officer